Exhibit 99

O’Sullivan Industries Announces Fiscal Year 2004
Third Quarter and Year to Date Results

Lamar, MO, May 12, 2004. O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock — OSULP.PK), a leading manufacturer of ready-to-assemble furniture, today announced its fiscal 2004 third quarter and year to date operating results for the period ended March 31, 2004.

Net sales for the third quarter of fiscal 2004 were $73.2 million, in line with previous guidance, a decrease of 15.7% from sales of $86.9 million in the comparable period a year ago. Year to date fiscal 2004 sales were $209.9 million, a decrease of 11.6% from sales of $237.5 million in the comparable period a year ago.

Operating income for the third quarter of fiscal 2004 was $3.3 million, or 4.5% of net sales, down from operating income of $8.7 million, or 10.0% of net sales, in the comparable period a year ago. Year to date fiscal 2004 operating income was $9.9 million, or 4.7% of net sales, down from operating income of $24.7 million, or 10.4% of net sales, in the comparable period a year ago. The decrease in operating income was generally caused by lower sales levels, changes in customer and product mix and increasing raw material prices.

The long-term operations of O’Sullivan Furniture are supported by the previously announced new capital structure that provides the company long-term financial flexibility by reducing required debt amortization and eliminating quarterly financial covenant burdens through October 2008. The short-term operations of O’Sullivan Furniture are supported by a capital structure that includes over $17 million in cash as of March 31, 2004, and an untapped revolving line of credit.

For the third quarter of fiscal 2004, we recorded a $5.3 million net loss compared to net income of $2.7 million in the same period a year ago. Year to date fiscal 2004 net loss was $18.0 million, compared to net income of $6.2 million in the comparable period a year ago. The current year to date net loss reflects the reduction in operating income noted above. Net loss for this year was also impacted by the non-cash write-off of debt issuance costs related to the refinancing of our previous senior secured credit facility of $3.3 million in September partially offset by a gain of $616,000 on the repurchase of $4.0 million of our senior subordinated notes in the quarter ended December 31, 2003. The net loss also reflects the July 1, 2003 adoption of an accounting pronouncement, Statement of Financial Accounting Standard No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, that requires dividends on our mandatorily redeemable senior preferred stock to be recorded as interest expense. The financial impact of adopting SFAS 150 was $1.1 million and $3.2 million for the three and nine month periods ended March 31, 2004.

EBITDA for the third quarter of fiscal 2004 was $6.4 million, or 8.7% of net sales, compared to EBITDA of $12.4 million, or 14.2% of net sales in the comparable period a year ago. Year to date fiscal 2004 EBITDA was $16.9 million, or 8.0% of net sales, compared to EBITDA of $35.0 million, or 14.7% of net sales in the comparable period a year ago. The current year EBITDA balance reflects the sales shortfall and the related decrease in gross margin dollars. Further, the year to date EBITDA amount reflects the $2.7 million in other financing costs for the write-off of debt issuance costs and gain on the repurchase of the senior subordinated notes. The attached table reconciles net income (loss) to EBITDA.

EBITDA should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies. EBITDA provides another measure of the operations of our business and liquidity prior to the impact of interest, taxes and depreciation. Further, EBITDA is a common method of valuing companies such as O’Sullivan.

Working Capital

Cash on hand at March 31, 2004 was $17.6 million compared to the same level of $17.6 million in the prior year. Inventory at March 31, 2004 rose to $52.6 million from $42.0 million in the prior year. The growth in inventory was generally caused by an increase in raw materials and finished goods in anticipation of higher production and sales levels during the current year fourth quarter in comparison to the prior year. Accounts receivable at March 31, 2004 decreased to $27.6 million from $36.3 million in the prior year.

Net cash provided by operating activities for the nine months ending March 31, 2004 was $12.5 million, compared to net cash provided by operating activities of $23.4 million in the comparable period a year ago. Capital expenditures for the nine months ending March 31, 2004 were $1.5 million, down from the $4.8 million spent in the comparable period a year ago.

Total debt on the balance sheet at March 31, 2004 was $218.5 million compared to $219.5 million in the comparable period a year ago. At March 31, 2004 the borrowing base on our revolver was approximately $35.0 million. We have no outstanding balances on our revolver and approximately $14.0 million in outstanding letters of credit.

Management Comments

“Both our top and bottom line results continue to be a challenge,” stated Richard Davidson, president and chief executive officer of O’Sullivan Furniture. “However our new long-term capital structure has allowed us to focus the company’s energies on the important tasks of creating new top line growth and improving profitability. Highlights of some of our new product initiatives include:

•	Our home organization and storage product lines, including both Coleman® and O’Sullivan Furniture® branded products, continues to gain retail floor space. Recently we expanded our storage initiative to include office storage, and have already successfully placed an office storage product line in the office superstore channel. We continue to work with a broad spectrum of retailers to maximize our company’s opportunity in this $6.4 billion market.

•	Our Intelligent Designs® commercial office furniture initiative received an important new product line TQ Solutions™. TQ Solutions provides the highest quality and most flexible desking solutions ever offered by our company. TQ Solutions along with our Maestro™ and x-Platform™ furiture systems position Intelligent Designs as offering the most comprehensive commercial office product line in our industry.

“During the recent High Point furniture market, our new product lines that focus on incremental opportunities in kitchen furniture, bedroom furniture, closet organization and flat screen television furniture were well received. These categories represent new opportunities for growth and diversity for O’Sullivan Furniture.”

Richard Davidson continued, “Today, the major challenge for O’Sullivan Furniture is reversing our disappointing top and bottom line results with current and new product and category initiatives. Our recent activities have extended our reach beyond the traditional RTA core market and into other areas with exciting growth potential. While we were very disappointed in the latest quarter and year to date results, we are making progress in reversing the current downward trends and continuing the process of transforming O’Sullivan Furniture into a stronger company for the future.”

Mr. Davidson concluded, “Through the end of our fiscal 2004 third quarter we continued to experience spotty point of sale results. Looking forward, we expect the fourth quarter sales to improve over last year and to be flat to up slightly in fiscal 2005, as we see our initiatives gaining traction in the marketplace. However, we expect the rising price of particleboard and other raw materials to continue to challenge our margins for the foreseeable future. We are working to mitigate many of these increases through price increases to our customers, operational efficiency improvements and our value analysis program. Based on this, we expect sales in the fourth quarter of fiscal 2004 will be about $55 to $65 million with operating income of approximately $1.7 to $2.2 million.”

Conference Call

O’Sullivan Furniture will host a conference call on May 13, 2004 at 10:00 a.m. CDT (11:00 a.m. EDT). To participate in the call, dial (719) 457-2637 five to ten minutes prior to the scheduled start time. The conference moderator will establish your participation in the call. You must reference the conference pass code of 164883. For those who are unable to participate in the call, playbacks are scheduled to begin at 1:00 p.m. (CDT) on May 13, 2004 through midnight on May 20, 2004. Please call (719) 457-0820 and reference the conference pass code of 164883.

For your convenience, we have added an audio webcast of the conference call to the O’Sullivan Furniture web site at www.osullivan.com. The confirmation number is 164883 and leave the pass code field blank.

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

Coleman® is a registered trademark of The Coleman Company, Inc. used under license.

For more information contact:
Stuart Schotte, Senior Vice President and Acting CFO (417) 682-4201

O’Sullivan Industries Holdings, Inc.
Third Quarter Results
Consolidated Statement of Operations
(in thousands)
(unaudited)

	Three months ended March 31,			Nine months ended March 31,
	2004	2003	% Change	2004	2003	% Change
Net sales	$73,239	$86,866	-15.7%	$209,937	$237,534	-11.6%
Cost of sales	57,797	65,620	-12.0%	165,598	176,588	-6.0%

Gross profit	15,442	21,246	-27.0%	44,339	60,946	-27.0%
Percent of net sales	21.1%	24.5%		21.1%	25.7%
Selling, marketing and administrative	12,143	12,056	1.0%	34,216	35,733	-4.0%
Restructuring charge	-	540	-100.0%	-	540	-100.0%
Casualty loss	-	-		250	-

Operating income	3,299	8,650	-62.0%	9,873	24,673	-60.0%
Percent of net sales	4.5%	10.0%		4.7%	10.4%
Interest expense, net	8,638	5,966	45.0%	25,233	18,484	37.0%
Other financing expense (income), net	-	-		2,678	-

Income (loss) before income taxes	(5,339)	2,684	-299.0%	(18,038)	6,189	-391.0%
Income tax provision	-	-		-	-

Net income (loss)	(5,339)	2,684	-299.0%	(18,038)	6,189	-391.0%
Dividends and accretion on preferred stock	(3,209)	(3,747)	-14.0%	(9,207)	(10,711)	-14.0%

Net loss attributable to common stockholders	$(8,548)	$(1,063)	704.0%	$(27,245)	$(4,522)	502.0%

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,		June 30,
Assets	2004	2003	2003
Current assets:
Cash and cash equivalents	$17,623	$17,593	$7,977
Trade receivables, net	27,577	36,326	25,032
Inventories, net	52,615	42,009	52,426
Prepaid expenses and other assets	2,764	3,067	2,772

Total current assets	100,579	98,995	88,207

Property, plant and equipment, net	64,083	74,959	71,867
Other assets	8,953	15,933	9,226
Goodwill, net	38,088	38,088	38,088

	$211,703	$227,975	$207,388

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$14,959	$11,481	$10,006
Current portion - long term debt	-	4,392	4,039
Accrued advertising	8,492	12,350	9,493
Accrued liabilities	16,974	14,352	12,043
Payable to RadioShack	4,076	9,654	6,798

Total current liabilities	44,501	52,229	42,379

Long term debt - less current portion	218,478	215,154	209,405
Sr. preferred stock	25,128	20,989	21,933
Non-current liabilities	9,614	7,069	6,762
Payable to RadioShack	67,991	65,527	65,269
Stockholders' deficit	(154,009)	(132,993)	(138,360)

	$211,703	$227,975	$207,388

Condensed Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Net cash provided by operating activities	$7,472	$21,668	$12,479	$23,382
Cash flows used by investing activities	(998)	(2,123)	(1,538)	(4,827)
Net cash flows used for financing activities	(224)	(10,920)	(1,295)	(16,739)

Net increase in cash and cash equivalents	6,250	8,625	9,646	1,816
Cash and cash equivalents, beginning of period	11,373	8,968	7,977	15,777

Cash and cash equivalents, end of period	$17,623	$17,593	$17,623	$17,593

Reconciliation of Net Income to EBITDA
(in thousands) (unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Net income (loss)	$(5,339)	$2,684	$(18,038)	$6,189
Income tax provision	-	-	-	-
Interest expense, net	8,638	5,966	25,233	18,484
Depreciation and amortization	3,090	3,717	9,685	10,289

EBITDA	$6,389	$12,367	$16,880	$34,962

EBITDA as a percent of sales	8.7%	14.2%	8.0%	14.7%

Schedule of Interest Expense
(in thousands) (unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Interest expense on senior credit facility,
credit agreement, senior secured notes, senior
subordinated notes and industrial revenue bonds	$6,011	$5,600	$17,846	$17,222
Interest income	(10)	(56)	(53)	(162)
Non-cash items:
Interest expense on O’Sullivan Holdings senior note	708	629	2,075	1,846
Interest expense on Sr. Preferred Stock	1,130	-	3,195	-
Interest rate collar	-	(783)	-	(2,091)
Amortization of debt discount	381	174	907	462
Amortization of loan fees	418	402	1,263	1,207

Net interest expense	$8,638	$5,966	$25,233	$18,484